SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

              For Registration of Certain Classes of Securities
                   Pursuant to Section 12(b) or (g) of the

                         Securities Exchange Act of 1934

                               ENZO BIOCHEM, INC.
                               ------------------
      (Exact name of small business issuer as specified in its charter)

            New York                                    13-2866202
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(State or other jurisdiction                (I.R.S. Employer Identification No.)
       or organization)

 60 Executive Boulevard, Farmingdale, NY                   11735
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(Address of principal executive officers)                (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:
333-84001

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered
         -------------------                 ------------------------------

    A Common Stock, $0.01 Par Value             New York Stock Exchange

            Securities to be registered pursuant to Section 12(g) of the Act:
None
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Item 1. Description of Registrant's Securities to be Registered

            Common Stock, $0.01 Par Value

            The capital stock of Enzo Biochem, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $0.01 per share. Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

            Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. These provisions:

            1. Classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year;

            2. Provide that directors may be removed only for cause and only with the approval of the holders of (i) at least 80 percent of the voting power of all of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class and (ii) a majority of such shares beneficially owned by persons not affiliated with an Interested Shareholder;

            3. Clarifying that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum;

            4. Provide that special meetings of shareholders of the Company may be called only by the Board pursuant to a resolution adopted by a majority of the entire Board.

            5. Provide that certain mergers, other business combinations and similar transactions involving the Company and any holder of more than nine percent of the voting power of the outstanding Voting Stock or affiliates of such shareholder could not be consummated without the approval of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock and a majority of such shares beneficially owned by persons not affiliated with an interested shareholder


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

unless either the transactions were approved by at least a majority of any members of the Board who were not affiliated with such shareholder and were directors before such shareholder first acquired its nine percent interest, or certain form of consideration, minimum price and procedural requirements were all met (in either of which cases, only the normal shareholder approval requirements of New York law and the terms of any then outstanding class or series of Voting Stock, to the extent applicable, would govern the transaction); and

            6. Require an affirmative vote of (i) the holders of at least 80% of the combined voting power of the Voting Stock, voting together as a single class and (ii) a majority of such shares beneficially owned by persons not affiliated with an interested shareholder, to alter amend, or adopt any provision inconsistent with or repeal the foregoing.

      While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2. Exhibits

            1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


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

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        ENZO BIOCHEM, INC.


                                        /s/ Barry Weiner
                                        ----------------------------------------
                                        Name: Barry Weiner
                                        Title: President

Dated: December 8, 1999


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